UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 1, 2007

GOFISH CORPORATION
(f/k/a Unibio Inc.)
(Exact name of registrant as specified in its charter)

Nevada	333-131651	20-2471683
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

706 Mission Street, 10th Floor, San Francisco, California	94103
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 738-8706

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

On August 1, 2007, GoFish Corporation (“GoFish”) terminated the Agreement and Plan of Merger, dated as of February 11, 2007, as amended (the “Merger Agreement”), by and among GoFish, BM Acquisition Corp. Inc. (the “Merger Subsidiary”), Bolt, Inc. (a/k/a Bolt Media, Inc.) (“Bolt”) and John Davis. As previously disclosed, under the Merger Agreement, Bolt was to merge with and into the Merger Subsidiary, with the Merger Subsidiary (to be renamed “Bolt, Inc.”) remaining as the surviving corporation and thereby becoming a wholly-owned subsidiary of GoFish.

As previously disclosed, under the Merger Agreement, a condition to the obligation of GoFish and the Merger Subsidiary to consummate the merger was that Bolt shall have entered into a definitive settlement of the pending copyright infringement lawsuit filed by UMG Recordings, Inc. and definitive settlement agreements covering substantially comparable potential claims, if any, by Sony, BMG Entertainment, Warner Music Group, and EMI Recorded Music and the major publishers that provide for initial cash payments not exceeding an aggregate of $1,000,000 and for additional cash payments to be made no sooner than July 1, 2008 not exceeding an aggregate of $3,000,000 and 2.5 million shares of GoFish common stock, exclusive of any advertising credits or other in kind consideration. The foregoing condition had not been satisfied on or prior to the Termination Date under the Merger Agreement and, as a result, GoFish elected to terminate the Merger Agreement. No termination or other fee was incurred as a result of such termination.

Item 8.01 Other Events.

On August 2, 2007, the Company issued a press release announcing that it has terminated the Merger Agreement. A copy of this press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 8.01.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description
99.1	Press release issued by GoFish Corporation on August 2, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOFISH CORPORATION

Dated: August 3, 2007	By:	/s/ Tabreez Verjee
Name: Tabreez Verjee
Title: President

Exhibit Index

Exhibit	Description
99.1	Press release issued by GoFish Corporation on August 2, 2007.